EXHIBIT 23.1

INDEPENDENT AUDITOR’S CONSENT

To: The Department of Finance

I consent to the incorporation by reference of my independent auditor’s report dated 6 September 2017 to the Minister of Finance on the condensed consolidated financial statements of the Government of Canada, which comprise the condensed consolidated statement of financial position as at 31 March 2017, the condensed consolidated statement of operations and accumulated deficit, condensed consolidated statement of change in net debt and condensed consolidated statement of cash flow for the year then ended, and related notes, which is included in the Annual Financial Report of the Government of Canada – Fiscal Year 2016-2017 that is incorporated by reference in Canada’s Registration Statement under Schedule B to be filed with the U.S. Securities and Exchange Commission on the Electronic Data Gathering, Analysis and Retrieval system on 19 December 2017.

I have not performed any procedures subsequent to the date of this consent.

This consent is provided to the Department of Finance for use solely in connection with the filing of Canada’s Registration Statement under Schedule B pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934; accordingly, I do not consent to the use of my independent auditor’s report for any other purpose.

/s/ Michael Ferguson

Michael Ferguson, CPA, CA

FCPA, FCA (New Brunswick)

Auditor General of Canada

19 December 2017

Ottawa, Canada